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                                                                  Exhibit 10 (a)

                        [ITT INDUSTRIES INC. LETTERHEAD]

May 14, 1998

EXTREMELY CONFIDENTIAL
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive, Inc.
3000 University Drive
Auburn Hills, MI 48326

Dear Frank:

     As we have discussed, ITT Industries, Inc. ("Company") is contemplating the sale or other disposition of ITT Automotive or parts of the automotive group through one or more transactions to be consummated in the near future. The purpose of this letter is to offer you certain benefits, in addition to those to which you would ordinarily be entitled, in return for your adherence to certain basic requirements. This letter replaces the January 6, 1998 letter to you in its entirety.

     As you know, for various legal and business reasons, we must keep confidential all aspects of these proposed transactions until such time as the information must be disclosed in conjunction with the disposition(s). Prior to full public disclosure, disclosure will be made only to those individuals and entities which the Company determines have a legitimate need to have such information.

     In carrying out the activities associated with these transactions, we must rely upon you and certain other key executives to give us undivided loyalty, comply with all legal and ethical requirements, and maintain strict confidentiality. At the outset, you should be aware that there are legal requirements and prohibitions in addition to those set forth in this letter. For example, the information with respect to the Company (or a prospective buyer) which you now possess or will possess as a result of your involvement in these transactions, places you in the position of an "insider" for various legal purposes. Therefore, it is imperative that you neither transact in Company common stock (or the stock of a potential buyer) nor pass on such information to others who may then engage in such transactions, whether on their own behalf or on behalf of others. You may not divulge any information regarding these transactions to any individual including any other employee of the Company unless you have been advised by the Company that such individual is a proper recipient of such disclosure. Violations of these basic requirements can result in Company disciplinary action and
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 2 of 7
May 14, 1998

loss of the benefits described herein, as well as judicial and administrative proceedings. You could also be personally liable in a civil or criminal action for such violations.

     We are sure you are aware of these concepts. But the consequences of violations of these rules and the possible adverse impact of a breach of confidentiality are so serious that we believe caution demands that we emphasize them.

     In addition to full compliance with the Company's Code of Conduct and other Company policies, practices and administrative procedures, we anticipate and expect that, in conjunction with all sale activities and in your dealings with prospective buyers, you will act in the best interests of the Company, affirmatively disclose all material information in your possession to the Company, and give the Company your undivided loyalty subject, of course, to any applicable legal or ethical requirements. In addition to the confidentiality requirements referenced above, the Company expects and requires that all potential buyers and their representatives and agents will be provided with the same information so that one or more prospective buyers are not afforded an advantage over others. You have an obligation to treat all potential buyers fairly and equally. We recognize that a potential buyer may approach you with respect to potential employment. In such case, and in order to avoid a conflict of interest, we require that you immediately advise Mr. James P. Smith of any such approach or inquiry and disclose the full substance of all such communications to him.

     In return for your full cooperation and complete compliance with all the conditions set forth in each paragraph of this letter, the Company will provide the following to you once the sale of the portion of the operation in which you are employed is deemed completed ("Closing Date")(1) and provided you remain actively employed by the Company until such Closing Date:

1. Retention Bonus

     You will receive a retention bonus in the amount of $1,000,000, payable within 30 days after the Closing Date. If for any reason a Closing Date does not occur

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(1) The Company will have reasonable discretion to determine the Closing Date for the operation or any portion of the operation and the portion of the operation in which you are employed for purposes of this letter, provided however, in no event shall the Closing Date occur prior to January 31, 1999.
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 3 of 7
May 14, 1998

for the portion of the Company's operation in which you are employed, then the Retention Bonus referred to in this paragraph will not be paid.

2. 1988 Bonus Program

     In lieu of the regular executive bonus program, a new executive bonus program will be established and you will receive not less than 100% nor more than 200% of the 1998 target bonus. The new 1998 Bonus Program will provide target bonuses consistent with the levels of the 1997 program with a 3:1 leveraging factor for results above 100% of budgeted performance. All other terms of the 1998 Bonus Program will be the same as the regular executive bonus program.

3. Special Incentive Payouts

     In addition to the above listed payouts and benefits, the Company will establish an additional incentive pool from which you and other key executives may receive payouts at the Company's discretion. In addition to providing encouragement for you to remain employed until the Closing Date, this special incentive is designed to encourage all eligible individuals to carry out the various functions associated with this sale in exemplary fashion. Since it is difficult to set guidelines in advance or establish specific criteria for such payouts under these special circumstances, the Company will have the sole and absolute discretion to award such special incentive payouts, as well as the amount of such payments, as it deems appropriate and upon its sole judgment as to an individual's contribution. We expect that the target amount of the special incentive you could receive would be $200,000.

4. Severance Payment:

     If you lose your job with the Company as result of the transaction and are not offered comparable employment(2) with the Company or the entity which purchases the operation, you will be entitled to receive a one time lump sum severance payment in the amount of five hundred forty five thousand dollars ($545,000). Such payment shall be payable within 30 days after the Closing Date. This payment is in lieu of any

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(2) For this, and all other purposes regarding this letter, you have the ability to determine whether a position offered by the Company or the Buyer is comparable by accepting or rejecting an offered position. Your acceptance of a position with the Company constitutes your determination that a position is comparable. If the Buyer offers you a position and you accept the position, it will be deemed comparable.
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 4 of 7
May 14, 1998


other severance pay to which you may be entitled under any applicable severance plan.

5. PAYMENT IN EXCHANGE FOR NON COMPETE AGREEMENT

          If you lose your job with the Company as a result of the transaction and are not offered comparable employment with the Company or the entity which purchases the operation, you will receive a special payment up to an amount of $1,324,000 in consideration for your agreement not to compete with the Company or any of its subsidiaries, affiliates, or divisions under the terms of a form of Non Compete Agreement attached hereto as Exhibit A and included herein by reference as if set forth in full at this part.

6. STOCK OPTIONS

          You will be eligible for normal consideration for the stock option grants under the 1999 program if you remain as an active employee on the date of the grant.

          If you lose your job with the Company as a result of the transaction and are not offered comparable employment with the Company, your outstanding stock options will be deemed vested and exercisable for a period of twenty-four
(24) months following your termination from the Company. This special vesting and exercise period as defined above applies even if you accept employment with the purchaser. In all other respects, the terms of the Stock Option Plan applicable to your specific option awards will apply.

7. TOTAL SHAREHOLDER RETURN PLAN (TSR)

          If you lose your job with the Company as a result of the transaction and are not offered comparable employment with the Company, the Company will determine the pro rata value of your award under this Plan as of the Closing Date and make the appropriate payouts within 30 days of the Closing Date.

          The following technique will be used for purposes of calculating pro rata payments under the plan. A fraction will be applied to the target award. The numerator of the fraction will be the number of full months of active service completed from the beginning of the performance period to the Closing Date, and the
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 5 of 7
May 14, 1998


denominator will be the number of full months in the performance period. Specifically, the denominators will be:

      1997 Award                               Denominator
      ----------                               -----------
      2 year period (1-1-97 to 12-31-98)       24 months

      3 year period (1-1-97 to 12-31-99)       36 months

      1998 Award                               Denominator
      ----------                               -----------

      3 year period (1-1-98 to 12-31-2000)     36 months

          To determine the payment, the Company will then calculate the TSR position as of the Closing Date, and apply the appropriate factors to calculate the prorated payment.

          The Company shall be the sole arbiter of any issues related to the value of payouts under this paragraph 7, and its decisions and judgments in this regard shall be final and not subject to any challenge.

          In all other respects, the terms of the Plan will apply.

8. Savings Plan Vesting

          If you lose your job with the Company as a result of the transaction and are not offered comparable employment with the Company, all non-vested contributions to the Company's Qualified Investment and Savings Plan and the Company's Excess Savings Plan, made by the Company on your behalf will be fully vested as of the Closing Date. In all other respects, the terms of the respective Plans will apply.
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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 6 of 7
May 14, 1998

9. General Release From Employees Who Terminate

          Your receipt of the benefits or payouts set forth in paragraphs, 1 (Retention Bonus), 3(Special Incentive Payouts), 4(Severance Payment), 5(Payment in Exchange for Non Compete Agreement), 6(Stock Options to the extent not already set forth in the applicable Stock Plan), 7(TSR to the extent not already set forth in the applicable Plan), and 8(Savings Plan Vesting) will be contingent upon you signing, on your last day of employment with the Company, a General Release which releases all claims of any type against the Company, its related companies and their officers, agents and representatives, whether under State, Federal or other discrimination laws, employment laws, contract, tort or any other claims under any other law or legal theory. The General Release, however, shall not diminish nor enlarge any rights you may have to pension, deferred compensation, disability, health or life insurance benefits under the terms of those Plans applicable to you.

10. Arbitration

          Any disputes or claims arising out of, related to, or involving the interpretation or application of this letter are to be first discussed with Mr. James P. Smith. If such disputes or claims cannot be resolved to the mutual satisfaction of you and the Company, the sole and exclusive remedy for deciding or resolving such disputes shall be through arbitration and not in a court or other tribunal of any type. Either you or the Company may initiate such arbitration by requesting the American Arbitration Association at New York City to supply sufficient lists of arbitrators from which the parties may select an arbitrator to hear and decide the claim or dispute with the law of New York controlling. The arbitrator's award shall be final and binding upon you and the Company. The Company will pay the fees and expenses of the arbitrator so selected, but each side shall pay the fees and expenses of its own attorneys and representatives.

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Mr. Frank Macher
Senior Vice President ITT Industries, Inc.
President and CEO
ITT Automotive
Page 7 of 7
May 14, 1998


11. EXCISE TAX INDEMNIFICATION

          The Company agrees to indemnify you for any and all excise tax payments owed by you as a result of payments made by the Company to you under this letter and compensation arrangements existing between you and the Company on the date of this letter, including any and all federal, state and local withholding taxes with respect to such excise tax indemnity payment.

          In the event you are audited by any taxing authority with respect to the excise tax obligation, you agree that the Company, at its expense, shall control the defense of any such audit with respect only to the excise tax issue. You and the Company will reasonably agree on how an administrative appeal or refund shall be conducted. You may participate, with your counsel or accountant, in any such audit or administrative appeals and the Company shall pay your reasonable expenses including outside counsel or accountant fees. You further agree not to compromise or settle any excise tax audit issue without our prior written consent, which consent shall not be unreasonably withheld.

          Frank, I know that this is a difficult time and I also know that I can count on you and your professionalism to guide your team through this challenge. Thank you in advance for your complete support. If you have any questions, please feel free to discuss them with me.


                                           Sincerely yours,
                                           /s/ Travis
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                                  ATTACHMENT A

                           NON COMPETITION AGREEMENT

This NON COMPETITION AGREEMENT ("Non-Compete Agreement") is entered into as of
this     day of        1998 by and between ITT Industries, Inc., an Indiana
Corporation ("ITT Industries") with its world headquarters in Harrison, New York, and Frank E. Macher, ("Macher"), an individual residing in the State of Michigan.

                                  WITNESSETH:

WHEREAS, ITT Industries is a global, diversified, manufacturing company with business operations in the automotive, defense and electronics and fluid technology areas, among others; and

WHEREAS, ITT Industries is contemplating the sale or other disposition of ITT Automotive or parts of the automotive group through one or more transactions to be consummated in the near future; and

WHEREAS, Macher currently is the President and CEO of ITT Automotive, Inc. and a Senior Vice President of ITT Industries, Inc.; and

WHEREAS, Macher and ITT Industries desire to enter into a Non-Compete Agreement with respect to certain future business activities of Macher under the terms and conditions herein provided if the sale or of other disposition of ITT Automotive or parts of the automotive group are so consummated; and

WHEREAS, Macher is prepared to enter into such Non-Compete Agreement with ITT Industries; and

WHEREAS, Nothing in such Non-Compete Agreement shall prohibit the parties from entering into a consulting agreement at some future date;

NOW THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.   Scope of Non-Compete Agreement:

Macher agrees that, unless specifically authorized in writing with respect to any exception by the Senior Vice President, Human Resources, ITT Industries, Inc., he will not directly or indirectly as an employee, employer, consultant, agent, principal, partner, stockholder (provided that Macher may be a passive owner in the aggregate of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded), corporate officer, director, or

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in any other individual or representative capacity engage in a business venture of any kind which competes directly or indirectly with ITT Industries in the ITT Industries Retained Businesses as described below:

A.   ITT Industries Retained Businesses:

The Residual Automotive, Defense and Electronics, and Fluid Technology Businesses (collectively the "Retained Businesses") as more particularly described in this paragraph 1 A.:

     (1). Residual Automotive Business:

The Residual Automotive business retained by ITT Industries following any sale or other disposition. Such businesses include the Components Group, (producing fluid handling, friction and shock absorber products for Original Equipment Manufacturers and aftermarket business) on a worldwide basis;

     (2). Defense and Electronics Business:

The current Defense & Electronics business engaged in by ITT Industries including the design, manufacture and support of high technology electronic systems for the defense markets and the design and manufacture of electronic connectors for commercial markets on a worldwide basis;

     (3). Fluid Technology Business:

The current Fluid Technology business engaged in by ITT Industries including the manufacture and supply of products, systems and services for the movement, measurement and control of fluids on a worldwide basis.

B.   ITT Industries Non-Retained Businesses:

The ITT Industries Non-Retained Businesses identified for sale or other disposition (collectively the "Non-Retained Businesses") as more particularly described in this paragraph 1 B.(1).

     (1). Brake and Chassis and Automotive Electrical and Switch Businesses:

The Non-Retained Businesses identified for sale or other disposition by ITT Industries include the Brake and Chassis and Automotive Electrical and Switch Businesses. No restrictions are placed on Macher's business activities with respect to the Non-Retained Businesses.


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2. Non-Solicitation:

Macher further agrees not to, in any manner, induce or attempt to induce, or assist others to solicit, induce or attempt to induce, or hire or attempt to hire, either directly or indirectly, any customer, client, purchaser, supplier, employee, agent, representative or other person associated with ITT Industries Retained Businesses to terminate its, his or her association with ITT Industries Retained Businesses or in any other manner, directly or indirectly, interfere with any relationship between ITT Industries Retained Businesses and such person or entity.

3. Term of Non-Compete Agreement:

Macher and ITT Industries agree that the term of the Non-Compete Agreement shall be two years from the Effective Date as defined in paragraph 8.

4. Compensation:

     a. Payment on the Effective Date of the Non-Compete Agreement: An amount of Eight Hundred Thousand Dollars ($800,000) shall be payable upon the Effective Date of the Non-Compete Agreement.

     b. Payment upon first anniversary of the Effective Date: An amount of Two Hundred Sixty Two Thousand Dollars ($262,000) shall be payable on the first anniversary of the Effective Date; provided however, that in the event Macher fails to comply with the terms of the Non-Compete Agreement in any manner, in the reasonable judgment of ITT Industries, such payment shall be forfeited.

     c. Payment eighteen months following the Effective Date: An amount of Two Hundred Sixty Two Thousand Dollars ($262,000) shall be payable on a date eighteen months after the Effective Date; provided however, that in the event Macher fails to comply with the terms of the Non-Compete Agreement in any manner, in the reasonable judgment of ITT Industries, such payment shall be forfeited.

5. Confidentiality: Macher recognizes the confidentiality of sensitive information previously or presently available to Macher and agrees as follows:

     a. To keep in strictest confidence during and subsequent to the term of this Non-Compete Agreement all information identified as confidential or which from the circumstances in good faith and good conscience ought to be treated as confidential, relating to the products, machines, methods of manufacture,


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compositions, inventions, discoveries, trade secrets, secret processes, price lists, business plans, or legal matters of ITT Industries, Inc. and its subsidiaries, affiliates and divisions, including without limitation, the Retained Businesses, or any other business or affairs of ITT Industries, Inc.

     b. Except as instructed by ITT Industries, Inc., not to use any such information and without the prior written consent of the Senior Vice President, Human Resources, ITT Industries, Inc., not to directly or indirectly publish, communicate, divulge or describe to any unauthorized person any such information during the term of this Non-Compete Agreement.

     c. This Confidentiality provision shall not apply to information already in the public domain or information, which has been dedicated to or released to the public by ITT Industries, Inc.

6. Governing Law: The parties agree that this Non-Compete Agreement shall be construed in all respect in accordance with and shall be governed by governed by laws of the State of New York (without giving effect to the principles of conflict of laws thereof).

7. Severability: The terms of this Non-Compete Agreement are severable, and in the event, or to the extent, any of them shall be held to be invalid in whole or in part by any competent court, such terms may be modified to the extent required for validity, or such terms shall be severed and the Non-Compete Agreement interpreted as if such invalid agreements or terms, or portions thereof were not contained herein.

8. Effective Date: The effective date of this Non-Compete Agreement shall be _____________ (the "Effective Date").

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                        ITT Industries, Inc.


                                        By:
                                           ----------------------------

                                        Its:
                                           ----------------------------

                                        Date:
                                           ----------------------------

                                        By:
                                           ----------------------------
                                           Frank E. Macher

                                        Date:
                                           ----------------------------



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